Exhibit 99.1

200 Holleder Parkway, Rochester, New York 14615

CONTACT:	Investors and Media: Felix Veksler
Senior Director, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2024 FINANCIAL RESULTS

•	Fourth Quarter Comparable Store Sales Increased 0.1% on a Reported Basis

•	Fourth Quarter Gross Margin Expanded 210 Basis Points

•	Generated Cash from Operating Activities of $125 Million during Fiscal 2024

•	Approved First Quarter Fiscal 2025 Cash Dividend of $.28 per Share

ROCHESTER, N.Y. – May 23, 2024 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 30, 2024.

Fourth Quarter Results

Sales for the fourth quarter of the fiscal year ended March 30, 2024 (“fiscal 2024”) decreased 0.2% to $310.1 million, as compared to $310.8 million for the fourth quarter of the fiscal year ended March 25, 2023 (“fiscal 2023”). Fiscal 2024 was a 53-week year with 368 selling days as compared to 361 selling days in fiscal 2023, and therefore included $24.4 million for an extra week of sales in the fourth quarter. Comparable store sales increased 0.1% on a reported basis and decreased 7.2% when adjusted for days. This was primarily driven by a strained low-to-middle income consumer that traded-down to tires at opening price points as the industry worked to clear-through an oversupply of lower-margin tires. This compares to an increase in comparable store sales of 4.5% in the prior year period.

Adjusted for days, comparable store sales decreased 1% for batteries, 4% for alignments, 6% for tires, 7% for maintenance services, 9% for brakes, and 14% for front end/shocks compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

Gross margin increased 210 basis points compared to the prior year period, primarily resulting from lower technician labor costs as a percentage of sales, including a 15% reduction in overtime hours and lower material costs as a percentage of sales, which were partially offset by higher fixed occupancy costs as a percentage of sales.

Total operating expenses for the fourth quarter of fiscal 2024 were $99.7 million, or 32.2% of sales, as compared to $97.6 million, or 31.4% of sales in the prior year period. The increase on a dollar basis was principally due to $1.6 million of higher non-recurring costs in the quarter compared to the prior year period. Excluding these costs, total operating expenses, inclusive of an extra week, increased $0.5 million compared to the prior year period.

Operating income for the fourth quarter of fiscal 2024 was $10.3 million, or 3.3% of sales, as compared to $6.2 million, or 2.0% of sales in the prior year period.

Interest expense was $5.0 million for the fourth quarter of fiscal 2024, as compared to $5.9 million for the fourth quarter of fiscal 2023, principally due to a decrease in weighted average debt.

Income tax expense in the fourth quarter of fiscal 2024 was $2.0 million, or an effective tax rate of 35.0%, compared to $0.2 million, or an effective tax rate of 35.2% in the prior year period.

Net income for the fourth quarter of fiscal 2024 was $3.7 million, as compared to $0.4 million in the same period of the prior year. Diluted earnings per share for the fourth quarter of fiscal 2024 was $.12. This compares to $.01 in the fourth quarter of fiscal 2023. Adjusted diluted earnings per share, a non-GAAP measure, for the fourth quarter of fiscal 2024 was $.21. This compares to adjusted diluted earnings per share of $.08 in the fourth quarter of fiscal 2023. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded items in the fourth quarters of fiscal 2024 and 2023. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

During the fourth quarter of fiscal 2024, the Company closed 8 stores. Monro ended the quarter with 1,288 company-operated stores and 51 franchised locations.

“We expanded gross margins, both in the fourth quarter and for the full fiscal year. We continued to mitigate a challenged topline with actions to reduce non-productive labor costs, including overtime hours in our stores. While an industry-wide deferral and trade-down cycle has lasted longer than most in our industry would have expected, we are navigating weakness in the tire market well with our actions and our recently implemented initiatives. We have made foundational progress that will enable Monro to reap benefits when tire volumes recover”, said Mike Broderick, President and Chief Executive Officer.

Broderick continued, “Our business is durable, well-positioned to withstand the current downturn and poised for long-term success.”

Full Year Results1

•

Sales decreased 3.7% to $1.277 billion from $1.325 billion in fiscal 2023, primarily driven by a pressured low-to-middle income consumer that traded-down and deferred purchases in the Company’s high-ticket tire category, which resulted in lower year-over-year comparable store sales. Comparable store sales decreased 2.0% on a reported basis and 3.9% adjusted for days, compared to increases of 2.8% for total company and 3.5% for Retail locations in the prior year period.

•

Gross margin for fiscal 2024 was 35.4%, compared to 34.4% in the prior year period, primarily due to lower material costs as a percentage of sales, which were partially offset by higher fixed occupancy costs as a percentage of sales and higher technician labor costs as a percentage of sales.

•

Total operating expenses for fiscal 2024 were $380.7 million, or 29.8% of sales compared to $376.4 million, or 28.4% of sales. The increase on a dollar basis was principally due to $3.3 million of higher non-recurring costs during fiscal 2024 compared to the prior year period. Excluding these costs, total operating expenses, inclusive of an extra week, increased $1.0 million compared to the prior year period.

[1]	Financial performance includes the results of the divested Wholesale and tire distribution assets for fiscal 2023 through June 16th.

•	Operating income was $71.4 million, or 5.6% of sales, compared to $79.8 million, or 6.0% of sales in the prior year period.

•	Interest expense was $20.0 million in fiscal 2024, compared to $23.2 million in fiscal 2023, principally due to a decrease in weighted average debt.

•	Net income for fiscal 2024 was $37.6 million, or $1.18 per diluted share, as compared to $39.0 million, or $1.20 per diluted share in the prior year period.

•

Adjusted diluted earnings per share, a non-GAAP measure, in fiscal 2024 was $1.33. This compares to adjusted diluted earnings per share of $1.36 in fiscal 2023. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded costs in fiscal 2024 and fiscal 2023. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Strong Financial Position

During fiscal 2024, the Company generated operating cash flow of $125 million. As of March 30, 2024, the Company had total liquidity of $475 million.

Fourth Quarter Fiscal 2024 and First Quarter Fiscal 2025 Cash Dividend

On March 22, 2024, the Company paid a cash dividend for the fourth quarter of fiscal 2024 of $.28 per share.

The Company also announced today that its Board of Directors has approved a cash dividend for the first quarter of fiscal year 2025 of $.28 per share. The cash dividend is payable on June 18, 2024 on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Stock are entitled. The dividend is payable to shareholders of record on June 4, 2024.

Share Repurchases

The Company did not repurchase any shares under its current Board authorization of up to $150 million of common stock during the fourth quarter of fiscal 2024. The Company repurchased 1.5 million shares of its common stock at an average price of $28.50 for $44 million during fiscal 2024. In total, the Company has repurchased 3.7 million shares at an average price of $37.61 for $141 million under the current authorization from the Company’s Board of Directors.

The method, timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, alternative investment opportunities, and legal requirements.

The Company’s repurchase program has no expiration date, does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

Company Expectations

Monro is not providing fiscal 2025 financial guidance at this time but will provide perspective on its expectations for the fiscal first quarter as well as the full year of fiscal 2025 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, May 23, 2024 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-833-470-1428 and using the required access code of 167286. A replay will be available approximately two hours after the recording through Thursday, June 6, 2024 and can be accessed by dialing 1-866-813-9403 and using the required access code of 952959. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated almost $1.3 billion in sales in fiscal 2024 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across approximately 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expect,” “estimate,” “guidance,” “intend,” “invest”, “may,” “anticipate,” “believe,” “could,” “design,” “focus,” “vision,” “will,” “would,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to product demand, advances in automotive technologies including adoption of electric vehicle technology, our dependence on third parties for certain inventory, dependence on and competition within the primary markets in which the Company’s stores are located, the effect of general business or economic and geopolitical conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, our ability to service our debt obligations and comply with the terms of our credit agreement, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 25, 2023 and the Form 10-K for the fiscal year ended March 30, 2024, which the Company intends to file with the Securities and Exchange Commission this month. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items such as costs related to shareholder matters from the Company’s equity capital structure recapitalization, transition costs related to the Company’s back-office optimization, corporate headquarters relocation costs, and items related to store closings, as well as acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March
	2024	2023	% Change
Sales	$310,077	$310,836	(0.2)%
Cost of sales, including distribution and occupancy costs	200,020	207,036	(3.4)%

Gross profit	110,057	103,800	6.0%
Operating, selling, general and administrative expenses	99,719	97,623	2.1%

Operating income	10,338	6,177	67.4%
Interest expense, net	4,953	5,864	(15.5)%
Other income, net	(307)	(318)	(3.5)%

Income before income taxes	5,692	631	802.1%
Provision for income taxes	1,992	222	797.3%

Net income	$3,700	$409	804.6%

Diluted earnings per share	$0.12	$0.01	1100.0%

Weighted average number of diluted shares outstanding	31,189	31,945
Number of stores open (at end of quarter)	1,288	1,299

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Twelve Months Ended Fiscal March
	2024	2023	% Change
Sales	$1,276,789	$1,325,382	(3.7)%
Cost of sales, including distribution and occupancy costs	824,686	869,207	(5.1)%

Gross profit	452,103	456,175	(0.9)%
Operating, selling, general and administrative expenses	380,678	376,425	1.1%

Operating income	71,425	79,750	(10.4)%
Interest expense, net	20,005	23,176	(13.7)%
Other income, net	(460)	(593)	(22.4)%

Income before income taxes	51,880	57,167	(9.2)%
Provision for income taxes	14,309	18,119	(21.0)%

Net income	$37,571	$39,048	(3.8)%

Diluted earnings per share	$1.18	$1.20	(1.7)%

Weighted average number of diluted shares outstanding	31,894	32,653

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 30, 2024	March 25, 2023
Assets
Cash and equivalents	$6,561	$4,884
Inventories	154,085	147,397
Other current assets	92,643	106,186

Total current assets	253,289	258,467
Property and equipment, net	280,154	304,989
Finance lease and financing obligation assets, net	180,803	217,174
Operating lease assets, net	202,718	211,101
Other non-current assets	775,850	785,146

Total assets	$1,692,814	$1,776,877

Liabilities and Shareholders’ Equity
Current liabilities	$455,156	$449,177
Long-term debt	102,000	105,000
Long-term finance leases and financing obligations	249,484	295,281
Long-term operating lease liabilities	181,852	191,107
Other long-term liabilities	47,547	41,390

Total liabilities	1,036,039	1,081,955
Total shareholders’ equity	656,775	694,922

Total liabilities and shareholders’ equity	$1,692,814	$1,776,877

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal March
	2024	2023
Diluted EPS	$0.12	$0.01
Store impairment charges	0.04	0.02
Net loss (gain) on sale of wholesale tire and distribution assets(a)	—	(0.04)
Store closing costs	0.01	0.01
Monro.Forward initiative costs	—	—
Acquisition due diligence and integration costs	—	—
Litigation reserve/settlement costs	—	0.04
Management restructuring/transition costs	0.03	—
Costs related to shareholder matters	—	0.02
Transition costs related to back-office optimization	0.01	0.01
Corporate headquarters relocation costs	—	—
Certain discrete tax items(c)	—	0.01

Adjusted Diluted EPS	$0.21	$0.08

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal March
	2024	2023
Net Income	$3,700	$409
Store impairment charges	1,915	982
Net loss (gain) on sale of wholesale tire and distribution assets(a)	—	(1,528)
Store closing costs	234	283
Monro.Forward initiative costs	—	150
Acquisition due diligence and integration costs	—	40
Litigation reserve/settlement costs	—	1,550
Management restructuring/transition costs	1,210	—
Costs related to shareholder matters	—	679
Transition costs related to back-office optimization	537	361
Corporate headquarters relocation costs	179	—
Certain discrete tax items(c)	—	390
Provision for income taxes on pre-tax adjustments(b)	(1,103)	(647)

Adjusted Net Income	$6,672	$2,669

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Twelve Months Ended Fiscal March
	2024	2023
Diluted EPS	$1.18	$1.20
Store impairment charges	0.04	0.02
Net loss (gain) on sale of wholesale tire and distribution assets(a)	0.01	(0.08)
Store closing costs	—	0.01
Monro.Forward initiative costs	—	0.01
Acquisition due diligence and integration costs	—	—
Litigation reserve/settlement costs	—	0.05
Management restructuring/transition costs	0.03	0.03
Costs related to shareholder matters	0.03	0.03
Transition costs related to back-office optimization	0.03	0.01
Corporate headquarters relocation costs	0.01	—
Certain discrete tax items(c)	—	0.09

Adjusted Diluted EPS	$1.33	$1.36

Note:	The calculation of the impact of non-GAAP adjustments on diluted EPS is performed on each line independently. The table may not add down by +/- 0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Twelve Months Ended Fiscal March
	2024	2024
Net Income	$37,571	$39,048
Store impairment charges	1,915	982
Net loss (gain) on sale of wholesale tire and distribution assets(a)	304	(3,496)
Store closing costs	208	515
Monro.Forward initiative costs	—	260
Acquisition due diligence and integration costs	5	31
Litigation reserve/settlement costs	—	2,000
Management restructuring/transition costs	1,210	1,338
Costs related to shareholder matters	1,355	1,232

Transition costs related to back-office optimization	1,236	361
Corporate headquarters relocation costs	334	—
Certain discrete tax items(c)	—	3,034
Provision for income taxes on pre-tax adjustments(b)	(1,740)	(825)

Adjusted Net Income	$42,398	$44,480

a)	Amounts include a loss on subsequent inventory adjustments in fiscal 2024, and gain on sale of related warehouse, net of associated closing costs, in fiscal 2023.
b)

The Company determined the Provision for income taxes on pre-tax adjustments by calculating the Company’s estimated annual effective tax rate on pre-tax income before giving effect to any discrete tax items and applying it to the pre-tax adjustments.

c)

Amount relates to the sale of wholesale tire locations and distribution assets, as well as the revaluation of deferred tax balances due to changes in the mix of pre-tax income in various U.S. state jurisdictions as a result of the sale.